                                                                      Exhibit 12


                      H.B. FULLER COMPANY AND SUBSIDIARIES
             Computations of Ratios of Earnings to Fixed Charges and
        Ratios of Earnings to Fixed Charges and Preferred Stock Dividends

                                   (Unaudited)

                             (Thousands of Dollars)

                                                                                          Fiscal Year Ended
                                                 Six Months    ------------------------------------------------------------------
                                                   Ended       December 1,  December 2,  November 27,  November 28,  November 29,
                                                July 1, 2002      2001         2000          1999          1998          1997
                                                ------------   -----------  -----------  ------------  ------------  ------------
Ratio of Earnings to Fixed Charges:

Earnings:
Income before income taxes, minority
  interests, equity investments and
  accounting change * ............................ $ 12,810     $ 63,470     $ 76,905       $ 74,426     $ 32,786       $ 65,320
Add:
Interest expense .................................    9,690       22,379       24,918         27,907       28,050         20,933
Interest portion of rental expense ...............      663        1,326        1,252          1,096        1,154          1,130
Distributed earnings of 20-50% owned companies ...     --          1,240          734           --           --             --
                                                   --------     --------     --------       --------     --------       --------
Total Earnings Available for Fixed Charges ....... $ 23,163     $ 88,415     $103,809       $103,429     $ 61,990       $ 87,383
                                                   ========     ========     ========       ========     ========       ========

Fixed charges:

Interest on debt ................................. $  9,206     $ 21,678     $ 24,296       $ 27,264     $ 27,811       $ 21,123
Interest portion of rental expense ...............      663        1,326        1,252          1,096        1,154          1,130
                                                   --------     --------     --------       --------     --------       --------
Total fixed charges .............................. $  9,869     $ 23,004     $ 25,548       $ 28,360     $ 28,965       $ 22,253
                                                   ========     ========     ========       ========     ========       ========

Ratio of earnings before accounting change to
  fixed charges ..................................      2.3          3.8          4.1            3.6          2.1            3.9


Ratio of Earnings to Fixed Charges and
Preferred Stock Dividends:

Total fixed charges, as above .................... $  9,869     $ 23,004     $ 25,548       $ 28,360     $ 28,965       $ 22,253
Dividends on preferred stock
  (pre-tax basis) ................................       11           23           24             25           26             26
                                                   --------     --------     --------       --------     --------       --------
Total fixed charges and preferred stock
  dividends ...................................... $  9,880     $ 23,027     $ 25,572       $ 28,385     $ 28,991       $ 22,279
                                                   ========     ========     ========       ========     ========       ========
*Earnings available for fixed charges and
  preferred stock dividends ...................... $ 23,163     $ 88,415     $103,809       $103,429     $ 61,990       $ 87,383
                                                   ========     ========     ========       ========     ========       ========

Ratio of earnings before accounting change to
  fixed charges and preferred stock dividends ....      2.3          3.8          4.1            3.6          2.1            3.9

----------
* Six months ended July 1, 2002 and years 2001, 1999, and 1998, included charges related to restructuring plans of $14,297, $1,564, $17,204 and $26,747, respectively.